Exhibit 99.1
FINAL TRANSCRIPT SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call Event Date/Time: Mar. 11. 2010 / 10:00PM GMT

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
CORPORATE PARTICIPANTS
Liz Sharp
Smith & Wesson — VP IR
Mike Golden
Smith & Wesson — President, CEO
Bill Spengler
Smith & Wesson — CFO
Matt Gelfand
Smith & Wesson — President, Perimeter Security Division
James Debney
Smith & Wesson — President, Firearms Division
CONFERENCE CALL PARTICIPANTS
Cai von Rumohr
Cowen and Company — Analyst
Eric Wold
Merriman Curhan Ford — Analyst
Jim Barrett
CL King & Associates — Analyst
Reed Anderson
D.A. Davidson — Analyst
Bret Jordan
Avondale Partners — Analyst
Ryan Wright
Northland Securities — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the Q3 2010 Smith & Wesson Holding Corporation earnings conference call. My name is Derek, and I will be your operator for today. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the conference over to your host for today, Ms. Liz Sharp, Vice President of Investor Relations.

Liz Sharp - Smith & Wesson — VP IR
Thank you and good afternoon. Before we begin the formal part of our presentation, let me tell you that what we are about to say, as well as questions we may answer, could contain predictions, estimates and other forward-looking statements. Our use of words like project, estimate, expect, forecast and other similar expressions is intended to identify those forward-looking statements.
Any forward-looking statements that we might make represent our current judgment on what the future holds, as such, those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
our actual results to be materially different are described in our securities filings, including our Forms S-3, 10-K and 10-Q. I encourage you to review those documents.
A replay of this call can be found on our website later today at www.smith-wesson.com. The conference call contains time sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date we will not be reviewing or updating the material content herein. Our actual results could differ materially from these statements.
Our speakers on today call our Mike Golden, the President and CEO; and Bill Spengler, Executive Vice President and Chief Financial Officer. With that, I will turn you over to Mike.

Mike Golden - Smith & Wesson — President, CEO
Thanks everyone for joining us. Before I begin, I want to welcome to today’s call James Debney, President of our Firearms Division, and Matt Gelfand, President of our USR Perimeter Security Division. Both James and Matt will be participating in our question and answer session following today’s prepared remarks.
Now onto the third quarter. Let me start with the Perimeter Security business. USR continued to deliver strong growth since our acquisition of the company in July of 2009. In our third quarter USR’s revenue grew by 70% over prior year’s levels, and the backlog in the quarter more than doubled compared to a year ago.
In addition, the company continued to win business with new customers. USR won a number of new contracts in the quarter for perimeter security solutions from corporate data centers, as well as new contracts at Fort Benning, Ft. Bragg, Edwards Air Force Base, and Tyndall Air Force Base.
We also completed a number of gate installations, including those at Fort Carson, Fort Stewart, Tinker Air Force Base, Fort Gordon, Blue Grass Army Depot, Aberdeen Proving Grounds and the Redstone Arsenal.
As we continue to win business with new and exciting — and existing corporate customers, and a growing list of military bases, we are also developing our USR product portfolio.
This quarter we signed an exclusive arrangement with VMAG, a company with proprietary technology that allows sliding gates to operate at speeds of up to eight feet per second versus the normal one foot per second. An important capability that we can exclusively now offer our corporate and military clients seeking state-of-the-art security technology.
Given what we see as USR’s rapid growth trajectory, we are also developing the company’s infrastructure and team. We have created the role of Chief Operating Officer, and on Monday we announced the addition of Barry Willingham to fill that role.
Barry has over 18 years of management experience in the industry, and came from Ameristar Fence Products, where he was Vice President of Security and Specified Products. He is also well-versed in a number of facility security regulations, such as CFATS, that are increasingly required in today’s high-security applications. We look forward to Barry’s contribution.
Now let’s move on to the firearms business. As was the case last quarter, the firearms industry continued to settle from the skyrocketing levels of demand and production that began in November 2008. As a result, we saw lower demand for a number of our handguns, as expected, and cancellations in some of our firearm backlog. However, there were also a number of positive signs, not only relative to the industry, but within our own product sales as well.

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Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
First, I will address the and NICS data, which represents the number of background checks that are conducted each month. A background check occurs with each retail firearm purchase. This is one piece of information that we use to estimate consumer demand. Based upon NICS data we believe the industry expanded to a new, higher level during the surge period.
If you look at the NICS data for February 2008 versus February of 2010, eliminating the surge in that demand that began after the election, the NICS data shows a 22% increase over the two-year period. And that was during tough economic times.
The most important thing this tells us is that despite recent calming the market itself is not only sizable, but it appears to be growing. This is evidenced also by the number of new first-time buyers and new female buyers that we see entering the marketplace.
Now let me turn to our sales in the firearms market. Sales into our consumer or sporting-goods channel were down by about 18% overall in the quarter. Within that however, there are a couple of key points.
First, because we intentionally chose not to chase the temporary surge by adding new capacity, we have been operating at capacity, and have been shipping available finished goods inventory in several of our products — available finished goods inventory in several of our products. As a result, we had lower inventories going into the quarter and less product to ship.
While we did see declines in certain pistol products, we also saw growth in other key areas, such as Walther products, tactical rifles and our premium products. Law-enforcement sales grew by 32% over the prior year. Our M&P pistols continue to win at a rate of over 80%, and our M&P tactical rifles win at a rate of over 90% when we compete for police and security agency business.
As I have mentioned before, we don’t always issue press releases for our police agency wins for a variety of reasons. So let me highlight some of those for you on today’s call. They include The Southfield Police Department in Michigan, The West Virginia State Patrol, Manatee County Sheriff’s Office in Florida, and the San Diego County Sheriff’s office. Just these four departments alone, their combined results represent nearly 4,000 new police officers that are carrying or M&P products.
Now let me update you on the military front, where we continue to monitor opportunities to submit our M&P products into competition. First, there is no update available this quarter on the M9 pistol competition, as the Army continues to develop requirements for a new product.
With regard to the carbine competition, the U.S. Army issued a request for information in January of this year for an M4 Carbine Modification Kit. These kits would allow the Army to upgrade carbines that are already in the field, without having to equip and train their forces on a completely new weapon.
We responded to the RFI and are now waiting to hear the results. At this point we expect the Army to issue a request for proposal later this year. While this approach to updating rifles in the field does not call for the shipment of completely new weapons, it still represents a very sizable opportunity. The RFI calls for up to 500,000 kits over a five-year period.
Based on what we have been told, we expect that two vendors will be chosen for the contract, and we believe we are well-positioned to compete. We look forward to the opportunity to support America and its military, and will keep you updated as events occur.
Our international firearm sales grew by 28% in the quarter and totaled $7.4 million. The international market continues to be an exciting growth opportunity for us, and our success in the market is based largely on the traction that our M&P product line is receiving.
During the quarter we filled orders from Mexico, Thailand, Japan and Puerto Rico. Orders from these markets during the quarter included M&P pistols, M&P rifles, and revolvers.

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Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
While I am talking about international, let me address another matter here. As most of you know, in January the Department of Defense — of Justice announced an indictment alleging that our Vice President of International and Law Enforcement Sales violated the Foreign Corrupt Practices Act. This caught us entirely by surprise.
And importantly, while this is a continuing investigation, the Company has not been named in this action. Nevertheless, an event such as this requires any prudent company to conduct a thorough review of its processes. It also mandates that we conduct a rigorous review of the controls that exist relative to various transactions to ensure compliance with our code of contract conduct and internal policies and procedures, which are designed to prevent inappropriate activity.
We are engaged in this sort of review and assessment now. It began in the third quarter, and is continuing in the fourth quarter. We are a highly responsible corporate citizen, and we are spending the time and money necessary to assure that we can continue to make that statement without any hesitation.
It is also important to note that in addition to our internal process review, which is being aided by external consultants, we are also, on the advice of counsel, assuming the expenses related to the defense of our employee. At this time that employee has been placed on leave of absence pending the outcome of the situation, and other individuals within our organization have assumed his responsibilities.
With that, I will now move to discuss — to a discussion of firearms product performance in the quarter. Both our revolver and our pistol categories saw declines in shipments during the third quarter for a few reasons. In both cases part of the decline was certainly based on the industry adjusting to the new levels that I talked about earlier.
In the case of revolvers we were also impacted by our finished goods inventory levels at the beginning of the quarter, which were near zero, meaning that we had less available to ship to meet the demand that occurred.
In the case of pistols our M&P product sales also declined, reflecting the trend in the overall market place. However, we did see a more dramatic decline occur in the sales of our Sigma polymer pistol products.
Sales of our M&P tactical rifles grew by over 18% in the third quarter, clearly defying industry trends. These results reflect the continuing popularity of our new M&P15-22 tactical rifles, as this platform has been very well received.
Our Rochester, New Hampshire facility again deliver improved performance in the quarter. Sales of Thompson/Center products increased approximately 5%. We can attribute most of this to the success of two relatively new products at Thompson/Center, the Venture bolt-action rifle and the Bone Collector muzzleloader. These new products helped to drive growth in our Thompson/Center business. Moreover, improved performance at the factory level, including cost containment and process improvements, helped translate that growth into profitability.
You have heard me say before that Smith & Wesson and Thompson/Center are innovators in the industry. Nowhere is that more evident than when we appear at the SHOT show each year and unveil our new product offerings.
SHOT occurred in January of this year and we maintained the tradition of introducing our customers to some innovative and exciting new products. At this year’s show we launched a total of four major platforms and 43 product line extensions. Highlights included Thompson/Center’s new HotShot youth rifle, and the new Impact muzzleloader, which delivers high accuracy and a competitive price point.
These exciting products are helping to expand our Thompson/Center product portfolio into new categories, and continue the transition of Thompson/Center from a niche muzzleloading company to a full line of hunting rifles and accessories.
We also launched Smith & Wesson’s new BODYGUARD line of revolvers and pistols, which as we expected, were one of the biggest hits at the show. The Bodyguards have been designed specifically for the personal protection and concealed carry,

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Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
consumer markets. Because of that, they are small, streamlined, and compact. And equally important, we think that these are the first handguns on the market, both pistol and revolver, designed with a fully integrated — with fully integrated laser capability.
Why is that important? It is because if you want laser capability in any other product it needs to be installed. By designing and integrating the laser into the Bodyguards we can give consumers a great value proposition. This is why both we and our customers are so excited about the Bodyguards.
Now with that, I’m going to turn the call over to Bill Spengler, who will provide our financial overview.

Bill Spengler - Smith & Wesson — CFO
Net sales of $89.4 million in our third fiscal quarter were $5.7 million or 6.8% higher than net sales of $83.7 million in the comparable quarter last year. Sales of $74.7 million in our Firearms Division met the expectations that we set last quarter.
Sales of $14.6 million in our Perimeter Security business fell slightly short of our expectations due to weather-related delays across much of the Eastern United States. Despite the revenue delays, USR posted strong growth of 70% over the year ago, which was a period prior to our acquisition.
Firearm product sales declined by $8 million or 10.2% when compared to last year. Sales of pistols decreased by 33%. Walther product sales grew by 7.6%, based on strong demand for the PK380, and increased availability of Walther products imported from Germany.
Revolver sales in the quarter decline by 19%, based on lower available to ship inventory at the beginning of the quarter, and also based on an overall decline in market activity.
Sales of our tactical rifles in the quarter grew by 18%, driven, as Mike mentioned, by strong consumer demand for our M&P15-22. As we have said on prior calls, firearm product sales continue to adjust from earlier peak levels. As a result, as of January 31 our firearms backlog was approximately $74 million, a sequential decline from the $96 million level in the prior quarter.
Thompson/Center Arms revenue increased year-over-year by 4.5%. Third-quarter results reflect growth in our black powder sales, which achieved a 6.4% increase over the prior year. In addition, sales of Thompson/Center branded bolt action rifles help to offset sales of the discontinued Smith & Wesson branded hunting rifles that occurred during Q3 of last year.
Non-firearm sales totaled $4.7 million, an 18% decline versus the prior year.
Finally on revenue let me turn to USR’s backlog. USR’s backlog consist primarily of project oriented contracts that deliver progress payments and are not typically canceled. USR’s backlog was $42.5 million at the end of January, a level that is more than double that of the third quarter last year.
Total Company gross margin of 28% came in somewhat higher than the 25% to 27% range of guidance we provided you in December, and this compares favorably to prior-year gross margin of 26%.
The improvement occurred in the Firearms Division and was due to better-than-expected efficiencies at our Rochester, New Hampshire facility, promotions that were approximately $800,000 lower than in the prior year, and a lower than anticipated accrual for excess and obsolete inventory.
USR’s Q3 gross profit margins, prior to purchase accounting entries, came in below 30%, which is below what we targeted. As discussed last quarter, this continues to reflect a few long-standing projects which have been experiencing cost issues. In fact, if we exclude just three of the total of 63 projects that were active in the quarter, USR delivered margins in excess of 30%.

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Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
Lastly, as we have discussed before, acquisition related purchase accounting entries limit our ability to recognize profit on contracts that were in place at USR at the time of acquisition. This unfavorably impacted gross margins in our third quarter by approximately $900,000.
When we acquired USR in July of 2009 the total amount of intangible assets requiring amortization related contracts on hand was $3.1 million. To date we have amortized $2.4 million of that total, and we expect the majority of the remaining $700,000 to be amortized by the end of our current fiscal year.
Turning to operating expense. Total operating expense increased by $6 million to $23 million, or 26% of sales in the quarter. This growth reflects the inclusion this year of $3.1 million of USR operating expense. It also includes increases in SHOT show expenses, advertising, and R&D costs related to new products. In addition, we incurred $1.1 million of legal expenses associated with the Department of Justice matter that Mike discussed earlier.
Looking at other income and expense, the quarter included $1.3 million in fair value adjustments related to the liability for earnout compensation in connection with our acquisition of USR, which was the result of our stock price declining by $0.31 between the end of the second and the third quarters. Without that adjustment, net income for our third quarter would have been $1.1 million or $0.02 per fully diluted share.
Looking at net income, net income in the third quarter was $2.4 million, comparable in dollar terms with the prior year. Based on this we have reported $0.04 per fully diluted share compared to $0.05 per share in our third quarter last year.
For your reference, the current quarter share count reflects the full effect of the 5.6 million shares initially provided to USR shareholders in connection with the acquisition.
Year-over-year comparisons are also affected by the 6.25 million share offering that we completed in May of 2009. Accordingly, the relevant share count for the quarter is 60.4 million versus 48.1 million last year.
Adjusted EBITDAS, a non-GAAP financial measure that we explain in our press release, was $6.5 million in the quarter compared with adjusted EBITDAS of $9.2 million in our third quarter of fiscal ‘09. On a year-to-date basis adjusted EBITDAS is $43 million versus $26 million last year.
Turning now to the balance sheet. Accounts Receivables increased by $9 million to $57 million. This growth is entirely attributable to us now including $18 million of USR accounts receivable. And firearms related Accounts Receivable have appropriately decreased year-on-year, in line with the cyclical decrease in sales.
Inventories grew to $48 million in our third quarter, compared to $42 million at the end of last year. This increase was due to our including US inventory in the current period — USR inventory in the current period, as well as some replenishment in our firearms inventory.
We ended the quarter with $37 million of cash. During the quarter we paid off $4.8 million in long-term debt, which carried interest costs in excess of 6%. We saw this as a more optimal use of our cash versus the minimal returns available on alternative investment opportunities.
In the quarter we spent $4.2 million on CapEx, or capital expenditures. And we also expanded the availability on our revolving line of credit with TD Bank from $40 million to $60 million. As we have said, we have no current draw on the revolver and no plan to draw on it in the near future.
Turning now to our Q4 outlook. First, in firearms. We expect revenue in the firearms business to grow sequentially to be between $81 million and $84 million in the quarter. This range takes into account potential delays in international shipments that may occur due to the process reviews that we discussed earlier.

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Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
Turning to Perimeter Security. We anticipate ongoing growth in USR revenues, and improvement in gross profit, with gross profit margins in this business now anticipated to return to a level closer to 30% in the quarter. However, these margins will again be reduced by the interim effects of purchase accounting entries, limiting again the ability of the USR purchase to meaningfully impact total company results in Q4.
So in summary, we expect fourth-quarter total company revenue of between $97 million and $101 million, which would reflect year-over-year growth for our overall business of between 8% and 12%. Within that we anticipate revenue for our firearms business of between $81 million and $84 million, the balance to come from USR.
Total company gross profit margins next quarter are expected to improve and come in at around 29%. We expect total company operating expense will increase by around $500,000 this quarter versus Q3 to account for higher profit sharing that will be associated with the higher level of operating income.
With that, my remarks are ended, and I will now turn the call back over to Mike.

Mike Golden - Smith & Wesson — President, CEO
The third quarter was not without its challenges, which included cooling consumer demand in firearms and freezing weather delays in Perimeter Security. Yet we saw a number of bright spots, and we continued to make progress in our long-term strategy to grow and diversify our business.
We have profitably grown the nonconsumer portions of our business, both in Perimeter Security and in firearms with the law enforcement, federal government and international markets. USR continues to deliver the revenue growth we anticipated when we acquired the company last year. This combined with the growth in certain key firearms channels, such as international and law enforcement, are helping us become a stronger, more diversified company in safety, security and protection. In fact, in Q3 of last year the nonconsumer or professional markets generated just 14% of our revenue. In the third quarter of this year those markets made up 34% of our revenue. This is solid progress toward diversified revenue across our organization.
Now with that, I would like to open up the call for questions from our analysts.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company — Analyst
Bill, I noticed your USR backlog is down a couple million from the October quarter, even though the sales kind of missed. Is that seasonal or — because it looks like the backlog hasn’t really grown any — up some from July, but hasn’t expanded at the rate it has been going up.

Bill Spengler - Smith & Wesson — CFO
It really is — it is seasonal. It is really is timing related. We are in the slowest months during the period of time just because of the weather.

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Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Cai von Rumohr - Cowen and Company — Analyst
So what you are saying it is a relatively quick turn backlog, so it is normal — like if I look back last year, I would have seen a similar type of pattern?

Mike Golden - Smith & Wesson — President, CEO
Let me turn that over to Matt Gelfand, who is the President of that division for us, and let him speak to it.

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
We will typically turn our backlog within a 12 month period.

Cai von Rumohr - Cowen and Company — Analyst
Okay, but — so this downturn — sequential downturn was seasonal and then we should pick up nicely in April?

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
Absolutely. You’ve got new government budgets coming online. You have a bunch — it is definitely seasonal for us going through December and January.

Cai von Rumohr - Cowen and Company — Analyst
It sounds like the profitability has been a little challenged in terms of execution. Are those problems on the way to solutions, so that as we get into April that we should see gross margins above 30% ex the intangibles?

Mike Golden - Smith & Wesson — President, CEO
Well, those are two different questions. First, it is still the same — essentially the same series of contracts that are moving along and continuing to influence the cost, if you look at USR as a division prior to the purchase accounting. And that is continuing and continues into our fourth quarter a bit. We think, as you say, by around April time that will have generally cleared up.
Now on the amortizations, as I said in kind of the prepared comments, we do anticipate — it is impossible to perfectly time this comment, because you would have to be prescient as to when each of the revenue would be recorded related to which contract. But it looks like by and large we will be through with the amortization of the remaining balance by the end of Q4.

Cai von Rumohr - Cowen and Company — Analyst
Yet if I take out — if I add back the $700,000, I am still right about 30% or under, and that is below where you normally were in what seasonally is your strongest period. Is something else at work here?

Mike Golden - Smith & Wesson — President, CEO
No, those are — really it is the three contracts out of the 63 that are active right now are still running at significant cost versus what we expected. Those will be done over the next 2 to 3 months. And as a result, you’re right, add back the purchase accounting

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Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
entry, you are below the historical average, which is above actually 30%. And as we than bleed through the remaining costs on that, we see ourselves popping back up at or above the 30% level.

Cai von Rumohr - Cowen and Company — Analyst
Okay. Then last on a cash flow question. It looks like free cash flow was a negative $3 million. Why? And why were USR’s DSOs — it looks like they are about 110 days, something like that. That seems pretty high.

Mike Golden - Smith & Wesson — President, CEO
They are a little bit high at USR, but it is a different type of receivable that has to do with government contracts and the timing of getting payments. What we have to do at USR is run through — I’m going to turn this part a little bit over to Matt in a minute as well. But we have to run through subcontractors to receive payment. There is a tremendous amount of paperwork that is involved in doing that. Maybe Matt would want to talk about it a little bit.

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
Yes, it is a process. A lot of our contracts you have to go through a process when you get paid. You file with — if we are a subcontractor and not the prime, you file through the prime. The prime then files with the client. The client will pay the prime, then we get paid. So it goes through a process like that. When we will get paid when the contracts are paid in full.
Sometimes there is holdbacks on projects until the performance and verification testing is completed. All that adds together to make it look like it is carrying out a little bit longer.

Bill Spengler - Smith & Wesson — CFO
If I go back to your net cash flow question, we have — we paid down a little over $4 million on the loan that I mentioned, because that was carrying over 6% of interest. Then we had a payment, a tax payment, which was also kind of an annual event. So it is really taxes, and a little bit of CapEx in the month — in the quarter, I mean.

Operator
Eric Wold, Merriman Curhan Ford.

Eric Wold - Merriman Curhan Ford — Analyst
I just want to dive in a little bit more on Cai’s questions on USR. Just looking at the three-quarter trend, the $15.6 million of revenues in Q2, $15 million in Q3, and then taking the midpoint of your guidance, it going to be $16.5 million or so for Q4, you are in that $15 million, $16 million range for three quarters in a row. Is it — and then with backlog going down. So is it all weather/budgetary timing? What does it take to get that revenue out of that range? Because obviously if you say it is kind of tracking along what you expected when you acquired it, obviously then there has got to be a big ramp from here somewhere. And then if it does ramp up from these levels is the — is your ability to satisfy that with in terms of your employee base and whatnot to get it installed on time — can you install at higher levels?
Walk me through — I just don’t understand how it gets higher than these levels from there. It seems [like] we are stuck in a rut.

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call
Mike Golden - Smith & Wesson — President, CEO
This is Mike. The quarter — the third quarter, think about the weather that we had in the end of January and into February these past couple of months. I mean, the whole East Coast was buried. Certainly the mid-Atlantic region was buried. I will let Matt talk a little bit about how we see the business growing as we go forward to hit and exceed the numbers that we talked about. Matt.

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
This is — it is typical for us this time of year to be slower at this pace. From this time last year we were almost double what we would have done this time through last year. So it is the seasonality of the company. The installation projects have been dramatically affected by the weather. We don’t lose any of those projects. They simply just get scheduled out as we move into better weather. They will fall with the multiple factors that play into the installation projects. But for us, we are right on pace for what our targets are for the year.

Eric Wold - Merriman Curhan Ford — Analyst
I was hoping to find it real quick. Could you remind us when the acquisition was made what the outlook was for whatever period guidance you gave in terms of revenue? I believe it was the calendar year versus where you are now.

Bill Spengler - Smith & Wesson — CFO
I can. This is Bill. What we would have said would have been for the fiscal year ‘10, as I recall I said, was — well, we will start with calendar year. In 2009 we said it would be around $50 million. That is almost exactly as they came in, in fact, slightly ahead of that.
Then we said for 2010 calendar year it would be around $90 million. I think we still feel, and I will turn this back to Matt, but still feel very comfortable having slightly exceeded the 2009 number, we feel comfortable with the 2010 number. You want to (multiple speakers).

Eric Wold - Merriman Curhan Ford — Analyst
That would mean that calendar (inaudible) have done — I am going to assume January — in the January quarter was fairly linear. So let’s say, you did $5 million in the month of January and you do $16 million and change in the April quarter, that means you need to start doing $20 million plus quarters pretty soon. Is that fair?

Bill Spengler - Smith & Wesson — CFO
Yes, that’s absolutely fair.

Mike Golden - Smith & Wesson — President, CEO
That is absolutely in line with (multiple speakers).

Bill Spengler - Smith & Wesson — CFO
And we have seen those patterns every single year.

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Mike Golden - Smith & Wesson — President, CEO
Remember, two years ago they did $23 million, if I remember right, and last year they did a little over $50 million. So that is not an abnormal pattern for them at all.

Eric Wold - Merriman Curhan Ford — Analyst
Lastly on USR for everyone, so the earlier comment about the current backlog you tend to cycle through it in a year. So if you are at — what is in the backlog now? Do you have a sense of how quickly that will fall out? Because obviously that is going to be big determinant of the next couple of quarters versus what you are signing in the current quarter.

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
Right it is — go ahead, Bill.

Bill Spengler - Smith & Wesson — CFO
Well — sorry, I will turn it to you, Matt.

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
All the backlog we are going to take within a 12-month period of receiving. So our backlog typically plays out over a 12-month period.

Eric Wold - Merriman Curhan Ford — Analyst
Okay, but then I will move on to the firearms — last question. Can you give a sense — obviously, you were a little constrained by your finished goods inventory in terms of getting stuff out in the quarter in certain categories, I think, in the revolver category. Can you talk about what you are seeing and hearing from the retail channel distributors, the amount of inventory they are carrying? Are they back to normal inventory levels that they think matches demand out there? Is it higher, lower, what are you hearing out there?

James Debney - Smith & Wesson — President, Firearms Division
Actually at the SHOT show we saw all of our distributors and many, many, many retailers. What we are hearing — one, we are continuing to hear that concealed carry is a hot category. We are seeing that in the classes, in the ranges. We are seeing it in the mix of products that Smith & Wesson is telling.
That is part of the reason why we have such traffic reception on the BODYGUARD units. We look at our distributor inventories at a weekly basis of the Smith & Wesson product by SKU, so we know what is out there.
I would say by and large at the distributor level, and with some exceptions the retail level, inventories have returned to a more normal level — or a more acceptable level within the distribution system that is out there. There is still — we hear that things like J-frames are hard for retailers to get. We know we have a backlog on them. So is the same from that end of it.
But we are not seeing — this time last year, and it is probably what you’re thinking about, there was no inventory at the distributor level, or quite honestly at the retail level. That is not the case today.

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Operator
Jim Barrett, CL King & Associates.

Jim Barrett - CL King & Associates — Analyst
Mike, my first question for you was — concerned the background checks which are down 1% versus year ago in February. The question is, I would assume that would broadly track with your sales. And so the question is, why is your guidance on firearms as conservative as it is in light of that? How do I reconcile that?

Mike Golden - Smith & Wesson — President, CEO
Well, I’m not going to comment on our sales in February because we are talking about the third quarter, which ended a couple weeks ago. When we look at — you look at our third-quarter sales though, the year before Smith & Wesson — Smith & Wesson business in our third quarter was up 66% versus the year before that. So we are indexing against some mammoth, mannoth months. You look at the NICS data for that same period, and if I did my math right, it was up — for our third-quarter, it was up about 30%.
So we — at the beginning of the surge we had some finished goods inventory. We were able to pile it into the channel in the first two quarters, which is our third and fourth quarter, which gave us certainly an advantage of the revenue opportunity that was sitting there, and now we are indexing against those mammoth quarters.

Jim Barrett - CL King & Associates — Analyst
I certainly understand that comparisons are difficult. Okay, then if we could move on to a broader question. What is your take on the current Supreme Court McDonald versus Chicago, how positive would that be for the firearms if they ruled against the City of Chicago?

Mike Golden - Smith & Wesson — President, CEO
I am not going to speculate on how they’re going to rule, but I will tell you how I think about it, if that helps. It seems very hard to understand why the Supreme Court would basically say these rules apply to Washington, but they don’t apply to anywhere else — any other municipality. I think — which I talked to a couple of the guys that were at the hearings, I guess it was about a week ago, and that came out loud and clear.
Certainly I think in those markets it would be good for the industry. I don’t think it is going to cause a doubling of the industry. But I think it is — just like in Washington, I think it is the right thing to do, and I have confidence that is where the Supreme Court is going to go.

Jim Barrett - CL King & Associates — Analyst
Then last, Matt, if you could just discuss USR for a moment. You mentioned new government budgets were being rolled in. Broadly speaking, for the type of categories that you operate in, would you characterize these budgets flat year-over-year, down or up? And if so, could you give us an order of magnitude?

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
I really can’t get you to an order of magnitude, but that corporate budgets, the government budgets we are seeing are up. Obviously, the concerns about terrorism. There is new government standards being put in place. Mike made mention to the CFATS, which is a chemical facility antiterrorism standards. As these terrorism standards and others get put in place, corporate and government facilities are going to continue to see a need to increase security.

Operator
Reed Anderson, D.A. Davidson.

Reed Anderson - D.A. Davidson — Analyst
A couple of questions. First of all, Mike, remind us when does the BODYGUARD going to be shipping into the channel? What is the timing of that, and just how should we we be thinking about that?

Mike Golden - Smith & Wesson — President, CEO
I’m going to let James answer that because now he is responsible for that business.

James Debney - Smith & Wesson — President, Firearms Division
Yes, we are very focused at the moment on — obviously on BODYGUARD and bringing that to market. We anticipate that is going to be sometime in the May/June timeframe.

Mike Golden - Smith & Wesson — President, CEO
That is a good timing for us, because if you remember, that is the NRA show, which is in Charlotte this year. They are expecting it to be very well attended. So not only will we start to put products out through distribution and retailers, but I don’t know, they were probably be 60,000 or 70,000 consumers that get to see these products at the NRA show.

Reed Anderson - D.A. Davidson — Analyst
Absolutely. Then on the — Mike, you talked in your prepared remarks about — or maybe it was Bill — one of the considerations for the fourth-quarter guidance is that because of what is going on with the DOJ, or whatever, that the international business is potentially at risk or can get pushed out.
I guess my question is, do you get that all back? You did, what, $7 million and odd in this quarter. If that was the number, normally would that get lower, but then it would be — you would eventually get it back, or is that something that is lost for good? Just how should we think about that piece?

Mike Golden - Smith & Wesson — President, CEO
No. I don’t know that I would say that it is lost at all. We are going through our assessment, reviewing our processes to make sure that we can ship these orders. But we don’t know if there is anything is going to fall out of all that yet. But that doesn’t necessarily mean that at all.

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Reed Anderson - D.A. Davidson — Analyst
Okay, got it. So really it is just — you’re just giving consideration to potential timing that could push that back, and you just — you can’t determine that at this point basically?

Mike Golden - Smith & Wesson — President, CEO
Right. That is exactly right.

Reed Anderson - D.A. Davidson — Analyst
Then for Matt, I was just curious, you got a lot of questions on USR, which is very helpful, but if you look at what is driving the business now versus what you might have — when you laid out the business, when you were first purchased by Smith & Wesson, has much changed in terms of either the size of deals you’re getting? I know they are all over the map, but I’m just curious, is that — are you getting more deals, better deals, bigger, smaller? Just any color you can give us on what you’re seeing, the stuff you’re winning that Mike highlighted, for example, in the prepared remarks?

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
Yes, I think a lot of what we see is pretty much what we have done as a company since we started, as we continue to expand the offering of our products, our services. Mike made mention to the VMAG, which is another product that we are beginning to service out there to our clients. All this increasing scope of work, our projects now are growing in size. The scope of work that we are covering is increasing. There is a lot of new ACP projects out there that were we are going after. So we continue to see it increasing.

Reed Anderson - D.A. Davidson — Analyst
Okay, good. A couple of work. Mike, on the kits, obviously you don’t have visibility on what — where that might go or what might happen there. But the M4 carbine kits, I am just curious if you were to put something like that together, can you give us a sense of what the revenue per unit might be, or as a percent of what you would typically — you might charge for a full weapon, what it might be? Just to get an idea of what the magnitude might be for you guys.

Mike Golden - Smith & Wesson — President, CEO
Yes, that is a fair question, and I am really not going to answer it. The reason not is this is a bid process, so I don’t want to put out to the world, here is what our bid is going to be.
But here is how I would think about it. I think at the end of the day this — it is up to 500,000 kits. Let’s assume it is 500,000. I think it is going to be somewhere between $250 million, $300 million and $500 million [over five years], something in that range.

Reed Anderson - D.A. Davidson — Analyst
Okay, that is very helpful, Mike. I appreciate that. Then last one. In terms of the firearms backlog, I am just curious if — obviously, a lot of the change we saw from Q2 to Q3 is more and less just that cancellations continue to work their way through. Is it your sense in talking with the distributors — or you do monitor it quite frequently — that we are getting closer to the point where a lot of that excess, double ordering or whatever it was a year ago, has worked its way out? And also you don’t have quite as much cancel in there, or is it too hard to tell at this point?

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Mike Golden - Smith & Wesson — President, CEO
You can never be absolutely certain. But we do talk to our distributors and retailers all the time. I think it is — this is housecleaning the last quarter. The stuff — the drips and drabs that were still in there. Because we are seeing very strong demand and acceptance of some of the new products, like the Bodyguard and things — Bodyguard products and things like that. So I think we are pretty close to the end of that.

Reed Anderson - D.A. Davidson — Analyst
Okay, good. I guess I have one more question. That is promotion was lower in this quarter. That helped you a little bit. Any reason to think that is not going to — or that is going to change say? Say in the fourth quarter will you have a little bit less promotion as you sit here today, or do you think given more demand is we might need to reverse that a little?

Mike Golden - Smith & Wesson — President, CEO
Well, if you look at last year — the reason we had high promotions last year in the third quarter was the surge started in November. We had promotions in place — because to drive the normal course of business that we couldn’t pull. We probably didn’t need them in the surge, but they were there. That was going into the fourth quarter. As we said on our last call, the surge is over. We think the watermark has risen where the market is a larger market. But you will see more normal levels of demand or — excuse me, of promotion. But when you compare it to last year you’re mixing apples and oranges a little bit.

Reed Anderson - D.A. Davidson — Analyst
That makes a lot of sense. Thanks. That’s it for me. Good luck.

Operator
Bret Jordan, Avondale Partners.

Bret Jordan - Avondale Partners — Analyst
I have some quick questions on the USR. And not to flog the pony, but trying to understand it a little bit better. The backlog sequentially, I guess trying to understand a percentage of completion billing process with weather delays in the quarter. And I guess most of the really severe weather was in February after the quarter end. But wouldn’t the backlog have benefited from work that did not get billed out as the period progressed?
Could you give us a magnitude of what was weather impacted? And do you have some particularly geographically intense portion of your business in the Northeast or Northern states right now?

Mike Golden - Smith & Wesson — President, CEO
A couple of questions there. One, the POs are seasonal for us too, and this is definitely a seasonal period for where our POs slow down, going through the December/January timeframe. So POs are a big piece of our backlog — obviously POs that contact in. And what we count as backlog is any revenue that we haven’t taken off those POs. So the POs were slower in these two months compared to the revenue that we were getting out, but that is standard for our business and seasonality.

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Bret Jordan - Avondale Partners — Analyst
So I guess to some extent is there — I am trying to understand the January ending quarter. It really wasn’t impacted as much by those February storms. Do you have a higher percentage of your business mix in northern states this year than you had last year? If you’re calling the weather out as an issue, is that —?

Mike Golden - Smith & Wesson — President, CEO
You know, the snow came in — a ton of snow (inaudible) January was the bitter, bitter cold. So that affected us. I will let Matt talk about a percent of — is it a higher percent in the —?

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
It is really not the percentage of — really our projects works on a scheduled basis. When we are scheduled to do jobs, the jobs we were scheduled to do — through those two areas we had six projects going on in the Northeast that we expected revenue from during those months that were affected by the weather, which did do — which dropped the revenue a little bit. We had record rain in some of the areas out in the California desert area, in addition to the weather in the Northeast.
So if there are — one of the things we do look at though is that this same time last year we are still double the numbers that we were last year. So we are double our revenue numbers. We are doubling our purchase order numbers. And we are still on pace to do all the things that we looked to do when we set out our projections.

Mike Golden - Smith & Wesson — President, CEO
But what I would keep in mind also, just to add to what Matt said, is, one, reinforce what he just said, they are double or they are more than double where they were last year at this time with these orders. Second is, these orders that are postponed because of weather, and you just can’t do to it and can’t get the stuff in the ground, none of them were canceled. They’re just rolled back a couple of weeks.

Bret Jordan - Avondale Partners — Analyst
I guess a look at the USR inventory, the percentage of the $47.7 million that is USR, and to some extent is that higher because you’re sitting in work in process that you couldn’t install and bill?

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
Yes. Our inventory, we dedicated two projects, and so that will be inventory we are holding in that we wouldn’t ship to a project, because we knew we weren’t going to be doing installation due to weather. So we will hold it in our factory. We don’t bill it to the client until it ships out of our factory, so it will be held in inventory.

Mike Golden - Smith & Wesson — President, CEO
And it really is — USR inventory represents about $4 million out of the $47 million, so it is not a big meaningful component of it.

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Bret Jordan - Avondale Partners — Analyst
Okay, great. Thanks. That helps. Then on the sporting history channel, I guess that was down 18 (inaudible) and up 31. If you look at the channel relative to its level of fill, do you think that is selling through pretty well? Are we going up against a couple of very strong ship in quarters, and post-surge we’ve got a little cleaning out to do, or do you think that 18 is going to track back towards the mix numbers in reasonably short order?

Mike Golden - Smith & Wesson — President, CEO
The comparables that we have, that is — when you look at this quarter that we are reporting now, that was up against a monster 66% increase. So that was unreal. We don’t see, to my knowledge, just off the top of my head, at the distributor levels anything uncomfortably building up that would throw caution to us.

Operator
(Operator Instructions). Chris Krueger, Northland Securities.

Ryan Wright - Northland Securities — Analyst
This is actually Ryan Wright. Chris is on the road and unfortunately —.

Mike Golden - Smith & Wesson — President, CEO
I was going to say, Chris, your voice changed.

Ryan Wright - Northland Securities — Analyst
So no surprises then. First of all, I know you said you saw some efficiencies in the production process, but could you comment a little bit more on the revolver production process and how you hope to boost margins?

Mike Golden - Smith & Wesson — President, CEO
Let me tell you a couple of things that are going on in revolvers. We have been selling our capacity on revolvers for the last several quarters, and that is what happened this quarter. One of the things that — there is a lot of reasons I’m excited about the new Bodyguard product coming online. But that is all incremental production for us in that category, which will certainly help us — as far as moving into the backlog.

James Debney - Smith & Wesson — President, Firearms Division
I will go back to your question actually. We really didn’t talk to having significant efficiency gains on the revolver production side. What we spoke to was at Thompson/Center Arms. And there we are indexing against the prior year, and we have gone through several quarters of comments on what we have been doing at Thompson/Center, but we have done a lot of work to reduce the cost base there. Because if you go back a year it was a significant negative effect on the company, and we took a lot of overhead and direct labor out of that facility. So that is really what my comment spoke to at the time.

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Ryan Wright - Northland Securities — Analyst
Could you comment a little bit more about any government security regulation changes that could open up new markets for USR (multiple speakers)?

Mike Golden - Smith & Wesson — President, CEO
Yes. I’m going to let Matt comment. This is pretty exciting. I think it’s pretty exciting stuff. Matt, you want to talk about that.

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
Sure. One of the big topics that has been out there for a while is CFATS, which is chemical facility antiterrorism standards, and it is going to affect all different levels of people. Right now there is over 6,000 facilities in the United States that are going to be affected by this standard.
Government has gone through a process of evaluating what category different facilities fall into, where they’re going to be needed to increase security. And the estimated market size for these 6,000 facilities right now is $6 billion to $10 billion over 10 years. These standards are going to begin to go into effect this calendar year and move forward over the next 10 years.

Mike Golden - Smith & Wesson — President, CEO
Don’t just — when I first heard about this I was thinking, well, that is chemical facilities, but it is much, much broader than that. It is facilities that have items or chemicals that can be — the way I understand it — Matt, correct me if I’m wrong — that can be used to create terrorist equipment or bombs.
So food warehouses, things like that, that have ammonia and chemicals inside will be one of those four tiers that are in there. It is really — there are certain chemicals that they have identified as chemicals of interest, and some of them are household items. So this is a pretty broad net.

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
They could be facilities that have petrochemicals on them, all the way through chemicals that are byproducts of manufacturing processes. So it is identified for anything that is a chemical of interest.

Ryan Wright - Northland Securities — Analyst
And lastly, what kind of penetration does USR have in airport

Mike Golden - Smith & Wesson — President, CEO
Matt?

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FINAL TRANSCRIPT

Mar. 11. 2010 / 10:00PM, SWHC — Q3 2010 Smith & Wesson Holding Corporation Earnings Conference Call

Matt Gelfand - Smith & Wesson — President, Perimeter Security Division
Airport is one that we started to really just penetrate. We just certified barriers in JFK Airport in New York. We have barrier systems at Dallas-Fort Worth. We have done some pretty large areas in trying to target key clients to get that representation for the USR product line.

Operator
At this time I’m showing no further questions. I would like to turn the call back over to the CEO, Mike Golden, for closing remarks.

Mike Golden - Smith & Wesson — President, CEO
Thank you, operator. And thanks to each of our employees for your help in delivering another strong quarter. And thanks to all of you for joining us today. Thanks very much.

Operator
Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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